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                                                                    EXHIBIT 21.1

21.1   List of Subsidiaries

Coffee People Worldwide, Inc.

Coffee People, Inc.

Gloria Jean's, Inc.

Edglo Enterprises, Inc.

Gloria Jean's Gourmet Coffee Corp.

Gloria Jean's Gourmet Coffees Franchising Corp.